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                                                                EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


 We consent to the incorporation by reference in the Prospectus forming part of this Registration Statement on Form S-3 of our reports dated November 16, 1994 on our audits of the consolidated financial statements and financial schedules of Matthews International Corporation and its subsidiaries as of September 30, 1994 and 1993, and for the years ended September 30, 1994, 1993 and 1992, which reports are included in the annual report on Form 10-K of Matthews International Corporation for the year ended September 30, 1994.

 We also consent to the reference to our Firm under the caption "Experts" in the Prospectus forming part of this Registration Statement.




                                              COOPERS & LYBRAND L.L.P.


 Pittsburgh, PA
 November 22, 1995